Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-153895, 333-153256, 333-147589, 333-145561, 333-145133 and 333-132613 on Form S-3 and Registration Statement Nos. 333-156438, 333-151150, 333-130865, 333-130861and 333-130860 on Form S-8 of our report dated March 11, 2009, relating to the consolidated financial statements of EpiCept Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of EpiCept Corporation for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Stamford, Connecticut
March 11, 2009